Exhibit 23. 2

Independent Auditors’ Consent

The Board of Directors

Openwave Systems Inc:

We consent to the incorporation by reference in Amendment No. 4 to the registration statement on Form S-3 to be filed on or about March 17, 2004 of Openwave Systems Inc. of our report dated July 24, 2003, except as to the last paragraph of Note 7(b), which is as of August 11, 2003, with respect to the consolidated balance sheets of Openwave Systems Inc. and subsidiaries as of June 30, 2003 and 2002, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended June 30, 2003, and the related financial statement schedule, which report appears in the June 30, 2003 Annual Report on Form 10-K of Openwave Systems Inc.

Our report refers to a change in accounting for goodwill and other intangible assets effective July 1, 2002.

We also consent to the reference to our firm under the heading “Experts” in this registration statement.

/s/    KPMG LLP

Mountain View, California

March 16, 2004